UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2018

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Baarerstrasse 14

6300 Zug

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On January 4, 2018, CRISPR Therapeutics AG (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Piper Jaffray & Co. and Barclays Capital Inc., as representatives of the underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 5,000,000 common shares of the Company, CHF 0.03 per share (the “Common Shares”), at a price to the public of $22.75 per share (the “Offering Price”), less underwriting discounts and commissions. The net proceeds to the Company from the sale of the Common Shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, is expected to be approximately $106.6 million. The Offering is expected to close on January 9, 2018, subject to the satisfaction of customary closing conditions. The Company has also granted the Underwriters a 30-day option to purchase up to an additional 750,000 Common Shares at the Offering Price.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-221491), including the prospectus dated December 4, 2017, as supplemented by a prospectus supplement dated January 4, 2018, filed on January 5, 2018.

In the Underwriting Agreement, the Company makes customary representations, warranties and covenants and also agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

In connection with the Offering, the Company’s board of directors resolved that it was in the best interests of its shareholders to exclude their pre-emptive rights in the Offering in order to facilitate a “fast and flexible” public offering which likely could not be effected without the exclusion of the statutory pre-emptive right of the Company’s existing shareholders. Based on the public offering price in the Offering and the discount it represents to the closing price of the Company’s common shares on January 4, 2018, the Company’s board of directors has determined that the Company will not need to grant its shareholders subscription rights after the conclusion of the Offering, to allow them to purchase their pro rata portion of shares as if they had participated in this offering.

The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein. The legal opinion of VISCHER AG relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On January 3, 2018, the Company issued a press release announcing the Offering. On January 4, 2018, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 4, 2018, among CRISPR Therapeutics AG and Goldman Sachs & Co. LLC, Piper Jaffray & Co. and Barclays Capital Inc., as representatives of the underwriters named therein

5.1	Opinion of VISCHER AG

23.1	Consent of VISCHER AG (included in Exhibit 5.1)

99.1	Press release issued by CRISPR Therapeutics AG on January 3, 2018

99.2	Press release issued by CRISPR Therapeutics AG on January 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: January 5, 2018	By:	/s/ Rodger Novak
Rodger Novak, M.D.
President